Exhibit 99.3

Washington Mutual, Inc.
Prepared Remarks for Second Quarter 2007 Earnings Conference Call
July 18, 2007

Please see the Cautionary Statements at the end of this document

Remarks of Kerry Killinger Chairman and CEO

Good afternoon, everyone. Thank you for joining us today as we review our second quarter 2007 results.

As Alan mentioned, joining me today on the call is Tom Casey, our CFO. And our President, Steve Rotella, will also be available to answer questions at the end of our remarks this afternoon.

Second Quarter 2007 Earnings
Today we announced second quarter net income of $830 million, or 92 cents per share, up 16 percent from $767 million, or 79 cents per share in the second quarter of 2006. Earnings per share for the second quarter were also up 7 percent from 86 cents in the first quarter.

I’m also pleased to announce that the Board once again increased the quarterly cash dividend – for the 48th consecutive quarter – by one cent, to 56 cents per share.

Overview
Our performance this quarter once again demonstrates the strength and momentum of our retail strategy, which continues to fuel impressive organic growth, and the benefits of our work to diversify the company. The ability to generate strong organic growth is, I believe, a hallmark of the most successful, top-tier performing companies. Our commitment to innovation in products and services – from our new WaMu Free Checking™ to WaMu Mortgage Plus™ to our efficient, low-cost commercial lending platform – as well as our continued focus on delivering best-in-class service, helped drive several performance records in the second quarter.

Our Retail Banking group hit another new record, opening over 406,000 net new checking accounts in the quarter. In Card Services, we opened an impressive 928,000 new credit card accounts – also a record. And our Commercial Group turned in a record $4.3 billion in loan originations – an increase of 18 percent over the prior quarter.

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We also saw improvement in the performance from our Home Loans Group, despite continued pressure from the challenging rate environment and ongoing weakness in the subprime mortgage market, as well as continued erosion in the housing market.

Following on the heels of being recognized by BusinessWeek in its first-ever ranking of the best 25 companies for customer service last February – WaMu was the only bank to make the list – we were gratified to receive more recognition this quarter. In May, following an extensive survey of U.S. consumers, WaMu was named by the Reputation Institute as the bank with the best reputation in the U.S. and WaMu was the only bank included in its ranking of the top 50 best regarded companies in the country. Then, last month, WaMu was ranked #1 in the Midwest and West/Pacific by J.D. Power and Associates in their 2007 Retail Banking Satisfaction Study.

All in all, we delivered a solid performance last quarter in a difficult business environment.
•
Our net interest margin was up 11 basis points in the quarter to 2.90 percent reflecting the results of the portfolio repositioning we completed in the first quarter, as well as our ability to grow retail deposits while maintaining strong deposit pricing discipline.

•	The growth in our retail checking account base helped drive depositor and other retail banking fees up 12 percent year over year.
•	Increased credit costs and the growth in credit card receivables held in portfolio led to an increase in the provision.
•	The loss from our Home Loans business was reduced to $37 million primarily from improved subprime gain on sale.
•
And, finally, our continued focus on productivity and expense management helped us hold expenses essentially flat in the second quarter at $2.1 billion, and our expenses were down 4 percent from the prior year quarter.

In summary, we are pleased with how our business model is performing. We are attracting record numbers of new customers with our innovative products and are then successfully cross selling our customers products from across all our business lines. Great examples are:
•	Sale of credit cards in our retail stores, which have increased from a run rate of 13 cards per store per month a year ago to 23 cards per store per month this past quarter.
•	Sales of prime home loans through our retail stores, the volume of which nearly doubled from last year’s second quarter.
•	And, the sales of prime home equity loans through our Home Loans segment which now comprises a significantly larger portion of our total home equity production.

With that, let me comment in a little more depth on the performance in each of our business units in the second quarter.

Retail Banking
I’ll begin with our Retail Banking business.

Our Retail Bank produced another strong quarter with net income of $558 million and record checking account growth. While net income attributed to portfolio management improved modestly, an increase in credit costs – particularly in home equity lending – resulted in a higher provision for loan and lease losses, which reduced net income from the retail banking network.

An important fact to be aware of is the impact of the company’s decision to limit asset growth on the Retail Bank. Average loans outstanding in the retail bank portfolio declined 18 percent over the past year; however, net interest income was only down 3 percent. This reflects the solid deposit growth we achieved, while maintaining strong deposit pricing discipline. The cost of retail deposits has now declined in each of the last three quarters from 2.93 percent at the end of 2006 to 2.86 percent in the second quarter. Meanwhile, average deposits were up 5 percent year over year and 1 percent from the prior quarter.

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As I already mentioned, we opened a record 406,000 net new checking accounts in the second quarter, an increase of 24 percent from the first quarter and breaking the record set in the second quarter last year. The results this quarter were particularly gratifying, since the second quarter last year benefited from the first full quarter of our new WaMu Free Checking™ product. Also, net new households grew by 228,000, or 17 percent over the prior quarter. And home equity originations increased to $9.9 billion, surpassing last quarter’s production by 19 percent.

With the 1.2 million new accounts added to our retail checking account base in the last twelve months, depositor and other retail banking fees were up 12 percent year over year, or up 16 percent when the $21 million incentive payment from MasterCard is excluded from last year’s second quarter fees.

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Our efforts in Small Business continue to deliver good results. During the second quarter, we opened 69,000 net new Small Business checking accounts, up 19 percent from the first quarter and 26 percent from the second quarter of last year. Average small business deposits of $8.3 billion were up 20 percent year over year and contributed to overall retail deposit growth. Average small Business loans increased to $1.2 billion, a 74 percent increase from the prior year quarter.

WaMu.com, our online distribution channel continues to contribute significantly to our growth. In the second quarter, we added 89,000 net new checking accounts – twice the number opened in the second quarter last year – through this fast-growing channel. And according to a recent study published by Web metrics firm, ComScore Networks, WaMu generated 35 percent of all new online checking accounts within our footprint markets, more than double that of our nearest competitor. We also continued to open a significant number of savings, CD and credit card accounts and other products online to meet the needs of our customers.

We opened 11 new retail banking stores in the quarter – a total of 17 new stores year to date – and expect to ramp up our store openings in the second half of the year. We are currently targeting a total of around 100 – at the low end of our projected openings of 100 to 125 for 2007 – as we continue to exercise discipline around our new store openings and take into account the strong growth in our online channel.

Card Services
Our Card Services group continued to deliver strong account and balance growth in the second quarter. During the quarter, we added a record 928,000 new credit card accounts, with strong performance across all channels. Credit card new account sales through our retail channel to WaMu customers accounted for about one-third of overall sales. At the end of the quarter, managed receivables from WaMu customers totaled $3.3 billion, or 13 percent of total receivables. So, we feel we have significant opportunity within that customer base to grow. Managed receivables of $25 billion at the end of the second quarter were up 18 percent year over year and 6 percent from the prior quarter.

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Net income of $141 million for the quarter was down from $256 million in the first quarter, reflecting the strong growth in receivables. With on-balance sheet receivables growing by $423 million to $9.9 billion, the provision was approximately $125 million higher in the second quarter than the first quarter.

Credit quality remained strong in the quarter.  As we’ve said in the past, we anticipate that both the delinquency and loss levels will increase as the economy slows, although the most important economic factor is unemployment, which remained low at 4.5 percent nationally.

Commercial Group
For the Commercial Group, net income of $113 million in the second quarter was up 35 percent from the second quarter last year and 20 percent from the first quarter, primarily due to an increase in noninterest income resulting from higher gain on sale from favorable hedging results. We do not expect similar strength in gain on sale for the third quarter.

As I mentioned, the Commercial Group delivered record loan originations of $4.3 billion in the second quarter, up 47 percent year over year and 18 percent on a linked quarter basis, driven primarily by strong growth in multi-family and commercial real estate lending.

Average loans were relatively flat in the quarter compared to the prior quarter, but were up 23 percent from the same quarter last year, again primarily due to continued growth in multi-family and nonresidential assets, as well as our acquisition of Commercial Capital Bancorp.

Credit quality continued to be outstanding.

Home Loans
Turning to our Home Loans business, I continue to be optimistic that the segment is on track to return to profitability by the end of the year.

The second quarter net loss of $37 million was an improvement over the $113 million loss in the first quarter and was due, in large part, to improved subprime results. Subprime loss on sale of loans, and the decrease in the value of the subprime residual portfolio, totaled a loss of
$131 million in the second quarter, or about half the $252 million in losses recognized in the first quarter.

Favorable MSR performance, the rollout of WaMu Mortgage Plus™ and our continued focus on growing originations through our retail and wholesale distribution network also contributed to the improvement in the segment’s net income.

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Our prime business continues to perform well and is profitable. Prime home loan volume was up a solid 7 percent for the quarter on a linked quarter basis, gaining ground from the seasonally low first quarter, with most of the growth in fixed-rate and hybrid ARM loans. Gain on sale for this portion of the business remained strong, reflecting solid sales volume of fixed and hybrid loans as well as better gain on sale rates.

We continued to exercise caution, however, with regard to the subprime market and continue to take proactive steps to further reduce our exposure. We reduced our subprime volumes by 30 percent from the first quarter and 70 percent from the second quarter of last year.

I’ll have a few more comments about the housing market and subprime lending after Tom reviews the financials in more detail. Tom?

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Remarks of Tom Casey Executive Vice President and CFO

Thank you, Kerry.

As Kerry said, we are making good progress in all our businesses, including record customer growth rates in three of our four segments. We are also seeing the benefit of our efforts over the past 18 months to reduce our operating costs, improve service levels and proactively manage our asset/liability mix and capital. During the second quarter our return on assets equaled
1.05 percent, up nicely from 88 basis point in last year’s second quarter and 95 basis points on a linked quarter basis. We also improved our efficiency ratio in the quarter to 56.38 percent from 61.27 percent in last year’s second quarter.

So, now let’s take a deeper look at the second quarter’s financial performance.

Asset Growth
Halfway through 2007, our average assets are down 7 percent from 2006. The decline is primarily due to the asset repositioning initiated at the end of 2006, which resulted in the sale of approximately $22 billion in low-yielding assets. Excluding the asset repositioning, assets have been relatively flat over the past twelve months. During this period, the yield curve has been mostly inverted and credit spreads have been very tight, and we have been very selective about the new assets we add to our balance sheet.

Yield Curve and Net Interest Margin
The asset repositioning we did earlier in this year had a very favorable impact on our net interest margin, contributing to an 11 basis point increase in the NIM to 2.90 percent in the second quarter. Short-term rates for the quarter remained pretty stable with 3-month LIBOR remaining at 5.35 percent. While we continued to see some upward repricing of certain assets during the second quarter, the securitization of aged higher-yielding credit card loans toward the end of the first quarter resulted in the yield on assets declining 2 basis points for the quarter.

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The NIM improvement for the quarter was driven by the liability side of the balance sheet. Three things drove most of the 13 basis point decline in the cost of our liabilities during the second quarter:
•	First, interest bearing deposit costs were lowered 5 basis points, primarily due to significant reduction in the level of high cost brokered CDs.
•	Second, we lowered the average balance of high-rate FHLB Advances by $14 billion. As of the end of the quarter, we have reduced FHLB Advances by more than $22 billion since year end.
•	And third, our non interest bearing sources added 4 basis points, primarily driven by our continued success with free checking growth in the Retail Bank.

During the second quarter, we saw the yield curve develop a positive slope as long-term rates increased. The 5-year swap rate increased 59 basis points and the 10-year swap was up 61 basis points. Conversely, short-term rates remained unchanged and the forward yield curve projects that they will stay flat through the end of the year.

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A favorable impact of the increase in long-term rates was lower than expected MSR hedging costs. MSR hedging costs were $21 million for the quarter compared to $124 million in the first quarter. The improvement was driven, in part, by our long-planned conversion from a static valuation method to the option-adjusted spread, or OAS, valuation approach for our MSR, and in part by rising long-term interest rates that slowed mortgage prepayment speeds during the second quarter. The OAS methodology we adopted is consistent with the method used by most of our peers, and we believe it will improve the efficiency of our hedging strategy and lower the cost of hedging the MSR.

Credit Quality
Now let’s turn to credit. Market conditions are having a material impact on the performance of our home loan and home equity loan portfolios. We are experiencing rising NPAs and charge-offs due to the dramatic slowing in home price appreciation in most parts of the country and absolute declines in home values in some of the markets we serve and continue to monitor all the markets we lend in and adjust our underwriting standards based on changes in market conditions.

During the first quarter, our nonperforming assets were 1.29 percent of total assets at quarter end, up from 1.02 percent of assets at the end of the first quarter. The increase was primarily due to higher nonaccrual loans in our prime, subprime and home equity portfolios.

We also saw an increase in net charge-offs to $271 million in the second quarter, up from
$183 million in the first quarter. The increase was primarily attributable to the subprime loan portfolio, where net charge-offs increased to $92 million from $39 million. Home equity loans also saw an increase in net charge-offs to $52 million from $26 million. Both of these portfolios are seeing an increase in the severity of charge-offs as housing values continue to soften across the country.  Despite some challenging trends, overall home equity charge-offs remain within our expectations and we have mortgage insurance on loans with CLTVs greater than 90 percent. We expect the increasing trend of weaker home prices to continue in the second half of the year and anticipate increasing loss severity in both our subprime and home equity portfolios, which are most sensitive to falling home values.

Despite the increase in nonaccrual prime single-family mortgage loans, net charge-offs on those loans declined to $20 million in the quarter from $34 million in the first quarter. While we anticipate that we will see higher NPAs across all our home loan portfolios, we expect losses in prime loans to be much lower due to the lower LTVs and high FICO profile of the prime portfolio. At quarter end, our SFR prime portfolio had an estimated average current LTV of 56 percent and an average FICO score of 707.

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Our $29.3 billion multi-family loan portfolio continues to perform very well, with NPAs at a low of 24 basis points and no net charge-offs for the year.

We also continue to be pleased with the performance of our credit card portfolio, where 30-plus day delinquencies fell to 5.11 percent at quarter end from 5.15 percent at the end of first quarter, and the quarter’s managed credit losses remained in line with expectations at 6.49 percent.

In discussing credit quality, it’s also important to look at the valuation of subprime residuals. During the second quarter, previously sold subprime loans underlying our residual interests continued to perform poorly. As a result, we recorded a $93 million downward adjustment in subprime residual value, which is similar to the negative adjustment of $88 million in the first quarter. At quarter end, the subprime residual balance was $79 million.

As we did last quarter, we have provided you with a comprehensive set of charts as an appendix to these remarks which include additional credit statistics related to our loan portfolios.

Provision for Loan Losses
The provision for loan losses of $372 million in the second quarter was up from $234 million in the first quarter, primarily due to an increase in provision for credit card loans. The 4 percent increase in balance sheet credit card receivables and an increase in forecasted losses due to higher charge offs and lower recoveries resulted in an increase in provision for credit cards to $229 million in the second quarter from $106 million in the first quarter, when on balance sheet card receivables declined.

The increased provision for the second quarter also reflected the higher level of delinquencies and net charge-offs from our home loans portfolios that I just discussed. As we look forward we expect those trends to continue and our provision level to increase. That expectation will be reflected in our earnings drivers which I’m going to cover right now.

Earnings Driver Guidance
This update of our earnings drivers for 2007 reflects the current environment and our expectations for the remainder of the year.

2007 Earnings Driver Guidance
Driver	April 2007 Guidance	July 2007 Guidance
1) Average assets	0% – 5% decline	Down 5% - 7%
2) Net interest margin	2.85% - 2.95%
3) Credit provisioning	$1.3 – $1.5 billion	$1.5 - $1.7 billion
4) Depositor and other retail banking fees	10% – 12% growth	12% - 14% growth
5) Noninterest income	$6.7 – $6.9 billion	$6.9 - $7.1 billion
6) Noninterest expense	$8.4 - $8.5 billion

Average Assets
Year-to-date average assets are down 7 percent, or $25 billion from 2006. As I said most of that decline was from our proactive asset repositioning to shed low-yielding assets. Beyond that we have also been extremely disciplined in adding assets during a period of very tight credit spreads and an inverted curve and we think this discipline has positioned us well. With the transition to a slightly positive sloping yield curve in the second quarter and some indication of wider credit spreads, we are cautiously optimistic about growing our balance sheet during the second half of the year.

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But we remain cautious and given our asset levels at the mid-point of the year, we now expect that average assets for all of 2007 will be between 5 and 7 percent lower than average assets of $349 million during 2006. We will remain disciplined in our asset management and if we are not able to find assets that meet our investment hurdles, we will instead deploy our capital through share repurchases.

Net Interest Margin
We continue to be comfortable with our NIM guidance of 2.85 percent to 2.95 percent. We are pleased to be in the middle of our range with a NIM of 2.90 percent in the second quarter, as a result of our asset repositioning and deposit pricing discipline. However, with the forward curve no longer predicting any reduction in short-term rates from this point, any NIM improvement will be more gradual as we continue to remix the balance sheet.

Credit Provision
We are raising our guidance for credit provision based on two factors. First, is our expectation that credit costs will continue to increase as the housing market continues to slow and we see further softening of housing values. Second, is the strong growth of our credit card portfolio, which is above our forecasted growth and requires a higher loan loss provision. Therefore, we are raising our forecasted credit provision by $200 million to $1.5 to $1.7 billion for the year. Given our year-to-date provision of $606 million, this forecasts an additional $900 million to $1.1 billion provision for the second half of the year. Our current guidance is based on our best thinking regarding trends in loan delinquencies, foreclosures and housing valuations at this time.

Depositor and other retail banking fees
The Retail Bank has done a terrific job of adding a record number of net new checking accounts. That growth is reflected in a 14 percent increase in depositor and other retail banking fees over last year’s first half. Given that performance and the continued strong customer growth, we are raising our guidance to 12 to 14 percent.

Noninterest Income
We are seeing benefits of our diversified business model coming through our noninterest income. Despite a very challenging interest rate environment which has made asset growth difficult, we expect to continue to have increases in depositor and retail banking fees and credit card noninterest income. And this quarter, we also had a significant decrease in our MSR risk management costs, which is included in noninterest income. Given these trends, we are increasing our noninterest income guidance by $200 million to $6.9 to $7.1 billion for the year.

Noninterest Expense
One of our business goals is to drive revenues at twice the pace of expenses. Better yet, we like to fund our growth through improved operating efficiency. We continue to do this by keeping our expenses essentially flat and we remain very comfortable with our full-year noninterest expense guidance range of $8.4 to $8.5 billion for the year.

I’ll now turn it back over to Kerry for his closing comments.

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Kerry Killinger Chairman and CEO (continued)

Thanks, Tom.

Recap

I'd now like to let you know about some important changes we're making in our subprime mortgage business.

It's been over two years since we first began talking to you about housing prices becoming inflated and of the high risk of a slowdown in housing with price declines in some parts of the country. As a result, we started to take actions to minimize our exposure, including tightening our underwriting, selling off the 2004 and 2005 subprime residuals, delaying our plans to grow our portfolio of subprime loans and consciously decreasing our market share of new subprime originations. In fact, as I noted earlier, our volume is down 70 percent from a year ago.

Now, you may recall back in April we announced a $2 billion commitment to help our subprime customers who are current in their payments, but are feeling the effects of this challenging environment.  Our goal is to help these customers stabilize their finances and avoid foreclosure.  I’m pleased to say that this program has been well received.

Today, we’re taking another important step to adjust our subprime lending products and practices for new customers to reflect the current difficult conditions – especially softening house prices.

Effective immediately, we are implementing new, industry-leading subprime mortgage lending standards.
•	First, we will no longer offer subprime stated-income loans. In other words, we will only offer full-income documentation subprime mortgage loans.
•	Second, we will not offer subprime adjustable rate mortgage loans with initial fixed-rate terms of less than five years - effectively eliminating the 2/28 and 3/27 products.
•	Third, we will require tax and insurance escrow accounts with all new subprime mortgage loans we originate.
•	And fourth, we will offer industry leading disclosures and enhanced outreach efforts, including pre-closing contact by WaMu with the borrower, even when the borrower has been represented by a broker.

I want to emphasize that we remain committed to providing subprime loans to credit-worthy borrowers and that we believe these changes are the right thing to do for consumers to help them purchase and stay in their homes.  It's also prudent for our business.

Finally, I wish to commend the efforts of our regulators to strengthen the mortgage industry through their newly issued subprime lending guidance.  We fully support this guidance and believe it's a step in the right direction.  However, we also strongly believe that this type of guidance must apply to ALL subprime mortgage originators if we are ever going to bring about positive, meaningful change to this vital segment of the mortgage industry.

To this end, we urge our regulators and our elected officials to continue to work toward creating a level playing field among subprime originators.  In doing so, we believe it will help bring much needed discipline and integrity back to the subprime mortgage industry.

I also want to challenge mortgage investors to require all mortgage originators to adopt similar standards that are disciplined and appropriate for this current market environment.

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Now, before we take your questions, I’d like to invite you to join us here in Seattle for our upcoming annual Investor Day. We will be holding it on Thursday and Friday, September 13th and 14th. We will get started at 3:00 pm on the 13th and be finished by early afternoon on the 14th. Our focus this year will be on the strength and opportunity of our retail strategy. And, of course, Tom will be giving you a first look at our ’08 earnings guidance. More details and instructions on how to register will be available in the coming weeks. As you make your travel arrangements, remember we typically have very nice weather in September in the Northwest, so you might want to stay over for the weekend.

With that, Tom, Steve and I would be happy to take your questions.

Credit Risk Management Q2 2007 Prepared Remarks Appendix July 18, 2007

Loan Portfolio Mix $215 billion As of 6/30/07 ($ in billions) 1 Single-Family Residential excludes Custom and Builder Construction and home loans in the Subprime Mortgage Channel. 2 Home Equity excludes home equity loans included in the Subprime Mortgage Channel. 3 Managed Credit Card balances are $15.1 billion higher. Single-Family Residential1 $88.5 41% Home Equity2 $55.8 26% 14% Multi-Family $29.3 Subprime Mortgage Channel $20.5 Credit Cards3 $9.9 Other Commercial $8.7 Other $2.3 9% 5% 4% 1%

Current FICO = 707 $110.0 $114.1 $125.2 $121.1 $99.5 $93.5 $88.5 0.04% 0.03% 0.03% 0.04% 0.09% 0.14% 0.06% $0 $20 $40 $60 $80 $100 $120 $140 2004 2005 2Q '06 3Q '06 4Q '06 1Q '07 2Q '07 Period End Portfolio Balance ($ in billions) 0.00% 0.10% 0.20% 0.30% 0.40% 0.50% Annualized NCO Rate SFR Annualized NCO Rate Original LTV = 70% Est. Current LTV = 56% Est. Current LTV>90% = 1% Est. Current LTV>80% = 7% Single- Family Residential Portfolio1 1 Excludes Custom and Builder Construction and home loans in the Subprime Mortgage Channel.

Amount by which the current principal balance exceeds the original principal balance Loan balance Current> original balance as a % of loan balance Current FICO = 696 Original LTV = 72% Est. Current LTV = 61% Est. Current LTV>90% = 1% Est. Current LTV>80% = 11% $0.04 $0.01 $0.16 $0.89 $1.12 $49.3 $66.3 $71.2 $63.6 $58.1 $1.30 $53.5 Current> original balance as a % of loan balance $0 $10 $20 $30 $40 $50 $60 $70 $80 2003 2004 2005 2006 1Q '07 2Q '07 0.0% 1.0% 2.0% 3.0% 4.0% Amount by which the current principal balance exceeds the original principal balance Loan balance Current> original balance as a % of loan balance Current FICO = 696 Original LTV = 72% Est. Current LTV = 61% Est. Current LTV>90% = 1% Est. Current LTV>80% = 11% $0.04 $0.01 $0.16 $0.89 $1.12 $49.3 $66.3 $71.2 $63.6 $58.1 $1.30 $53.5 Current> original balance as a % of loan balance Option ARM Portfolio Period End Portfolio Balance ($ in billions) $49.3 $66.3 $71.0 $57.0 $52.2 $62.7 2.42% 1.93% 1.40% 0.22% 0.09% 0.02%

$43.6 $50.8 $52.8 $52.9 $53.4 $55.8 $52.6 0.38% 0.20% 0.08% 0.05% 0.02% 0.04% 0.05% $0 $10 $20 $30 $40 $50 $60 2004 2005 2Q '06 3Q '06 4Q '06 1Q '07 2Q '07 Period End Portfolio Balance ($ in billions) 0.00% 0.10% 0.20% 0.30% 0.40% 0.50% Annualized NCO Rate HEL/HELOC Annualized NCO Current FICO = 727 Original Combined LTV = 72% Original Combined LTV>90% = 2% Original Combined LTV>80% = 34% 1 Excludes home equity loans included in the Subprime Mortgage Channel. Home Equity Loan / Home Equity LOC Portfolio1

$40 2004 2005 2Q '06 3Q '06 4Q '06 1Q '07 2Q '07 Period End Portfolio Balance ($ in billions) 0.00% 0.20% 0.40% 0.60% Annualized NCO Rate Other Commercial Multi-Family Lending Annualized Other Commercial NCO Rate Annualized Multi-Family NCO Rate 1 $31.2 $32.8 $34.0 $35.1 $38.6 $38.0 $38.0 Commercial Portfolio 0.59% $0 $10 $20 $30 $40  Period End Portfolio Balance ($ in billions) 1 Other Commercial consists of Other Real Estate and Commercial Loans.

Data presented for periods prior to 4Q ‘05 is for Providian Financial Corp. 2004 2005 2Q '06 3Q '06 4Q '06 1Q '07 2Q '07 Managed Card Services Portfolio Managed Card Services Managed Annualized NCO Rate 0 $5 $10 $15 $20 $25 $30 2004 2005 2Q '06 3Q '06 4Q '06 1Q '07 2Q '07 Period End Managed Receivables ($ in billions) 18.5 $20.0 $21.1 $21.9 $23.5 $23.6 $25.0 6.49% 6.31% 5.84% 5.68% 5.99% 7.72% 11.65% $0 $5 $10 $15 $20 $25 $30 2004 2005 2Q '06 3Q '06 4Q '06 1Q '07 2Q '07 Period End Managed Receivables ($ in billions) 0% 4% 8% 12% 16% 20%

Nonperforming Assets Nonperforming Assets $ Nonperforming Assets as a % of Total Assets $1,937 $1,795 $2,775 $3,259 $4,025 $1,962 0.70% 0.58% 0.57% 0.80% 1.02% 1.29% $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 $4,000 2003 2004 2005 2006 1Q '07 2Q '07 Period End Balance ($ in millions) 0.10% 0.10% 0.30% 0.50% 0.70% 0.90% 1.10% 1.30% NPA Rate

Allowance for Loan and Lease Losses $1,695 $1,630 $1,663 $1,560 $244 $510 $116 $271 $316 $816 $224 $372 0.73% 0.68% 0.72% 0.74% $0 $400 $800 $1,200 $1,600 $2,000 2005 2006 2Q '06 2Q '07 Period End Balance ($ in millions) 0.00% 0.20% 0.40% 0.60% 0.80% 1.00% 1.20% Allowance as a % of Loans Held in Portfolio Allowance for loan and lease losses (period end) Net Charge-offs Provision Allowance as a % of loans held in portfolio 1 Net charge-offs and provision for 2005 reflect the acquisition of Providian on 10/1/2005.

Current FICO>=660 620-659 580-619 <580 Total Home Loans <=80% 66% 10% 6% 10% 92%>80-90% 4% 1% 1% 1% 7%>90% 1% 0% 0% 0% 1% Total 71% 11% 7% 11% 100% Home Equity Loans2 <=80% 57% 4% 2% 1% 64%>80-90% 24% 4% 1% 2% 31%>90%3 4% 0% 0% 1% 5% Total 85% 8% 3% 4% 100% Estimated Current Loan-to-Value Combined Origination Loan-to-Value June 2007 1 Includes Subprime Mortgage Channel. 2 Home Equity Loans include the HELOC, HEL and HEL Subprime portfolios. 3 Home Equity Loans with CLTVs in excess of 90% are covered by pool mortgage insurance. Current Credit Quality M etrics – Home Loans1

Cautionary Statements This presentation contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in this presentation, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” in Washington Mutual’s 2006 Annual Report on Form 10-K and “Cautionary Statements” in our Form 10-Q for the quarter ended March 31, 2007 which include:  Volatile interest rates and their impact on the mortgage banking business;  Credit risk;  Operational risk;  Risks related to credit card operations;  Changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders;  Competition from banking and nonbanking companies;  General business, economic and market conditions; and  Reputational risk There are other factors not described in our 2006 Form 10-K and Form 10-Q for the quarter ended March 31, 2007 which are beyond the Company’s ability to anticipate or control that could cause results to differ.